UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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SCHWAB CAPITAL TRUST

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SCHWAB CAPITAL TRUST
Laudus U.S. MarketMasters Fund
101 Montgomery Street
San Francisco, CA 94104
Your vote is urgently needed!!
You recently received proxy materials asking you to vote on the reorganization of the Laudus U.S MarketMasters Fund into the Schwab Core Equity Fund. Our records indicate that we have not yet received your response. By voting now, you will help ensure that we obtain the required number of votes needed to hold the special meeting of shareholders on May 15, 2009, and help the Fund save on the cost of additional mailing and calls to shareholders.
The Board of Trustees of the Fund is recommending that shareholders vote FOR the approval of the reorganization. The proxy materials previously mailed to you contain more information about the proposal, and may be accessed on the web at www.schwab.com/marketmasters, or by calling 1-800-423-2107.
Voting only takes minutes
Laudus U.S. MarketMasters Fund has made it very easy to vote. Choose the method most convenient for you:
•	Log on to www.proxyvote.com and enter the control number printed on the enclosed proxy card. Vote by following the on-screen prompts.

•	Speak to a live proxy specialist by calling 1-800-423-2107. We can answer your questions and record your vote. (Open: M-F 8am – 10pm, Sat 11am – 5pm ET)

•	Call 1-800-423-2107 and enter the control number printed on the enclosed card and follow the touchtone prompts.

•	Mail in your signed proxy card in the envelope provided.
Thank you for your participation in this important matter!